News Release
                                                     USG Corporation
                                                     For Immediate Release
Corporate Communications
(312) 606-5635
Investor Relations Department
(312) 606-4125
PR #98-04

               USG CORPORATION UPDATES SHARE PURCHASE RIGHTS PLAN

CHICAGO, March 27, 1998 -- USG Corporation (NYSE: USG) today approved the redemption of its current share purchase rights and adopted a new share purchase rights plan that is designed to continue the assurance of fair and equal treatment of all shareholders in the event of any proposed takeover. The plan involves the distribution of one purchase right for a new series of junior preferred stock for each outstanding share of the company's common stock.

USG will redeem the current preferred share purchase rights declared under a 10-year rights agreement adopted in May 1993. A redemption payment of $0.01 per share of USG Corporation common stock will be distributed on May 1, 1998, to holders of record as of April 15, 1998. According to William C. Foote, USG's chairman and chief executive officer, "The old rights plan is being replaced because it no longer adequately reflects the prospects and market value of the company."

"The new rights plan is designed to strengthen previous provisions aimed at fair and equal treatment for all shareholders in the event of any proposed takeover of your company and to help maximize shareholders' long-term investment in USG," continued Foote. "It guards against partial tender offers, squeeze-outs, open market accumulations and other tactics to gain control of the company without paying all shareholders an adequate premium value."

Foote added, "The rights are not being distributed in response to any effort to acquire the company, and the board is not aware of any such effort. However, if at any point in the future another party became interested in such an effort, the plan would encourage it to negotiate with USG's board of directors prior to attempting a takeover."

As a response to unwelcome takeover tactics, the rights plan allows holders of rights to purchase shares in either USG Corporation or an acquiring party at discounts from market value, or permits USG to exchange common stock for the rights. The plan has four basic provisions.

First, if an acquiror buys 15 percent or more of USG's stock, the plan allows other shareholders to buy, with each right, additional USG shares at a 50 percent discount. Second, if USG is acquired in a merger or other business combination transaction, rights holders will be entitled to buy shares of the acquiring company at a 50 percent discount. Third, if an acquiror buys between 15 percent and 50 percent of USG's outstanding common stock, the company can exchange part or all of the rights of other holders for shares of the company's stock on a one-for-one basis, or shares of the new junior preferred stock on a one-for-one-hundredth basis. Fourth, before an acquiror buys 15 percent or more of USG's common stock, the rights are redeemable for one cent per right at the option of the board of directors. This provision permits the board to enter into an acquisition transaction that is determined to be in the best interest of shareholders. The Board is authorized to reduce the 15 percent threshold to not less than 10 percent.

The new rights plan will become effective on April 15, 1998, and will expire on March 27, 2008. The rights distribution is not taxable to shareholders.

USG Corporation is a Fortune 500 company with subsidiaries that are market leaders in their key product groups: gypsum wallboard, joint compound and related gypsum products; ceiling tile and grid; and building products distribution. For more information about USG Corporation, visit the USG home page at http://www.usg.com.

Linda M. Novak, Manager, Corporate Communications
James R. Bencomo, Director, Investor Relations

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